Exhibit 99.1

Traws Pharma Reports Full Year 2025 Results
and Provides Business Highlights

Tivoxavir marboxil advancing towards a human influenza challenge trial as a once-monthly prophylactic agent, building on broad preclinical antiviral activity,

Ratutrelvir topline Phase 2a data show a differentiated profile versus PAXLOVID® in COVID patients, with good overall safety; final study analysis underway

Private financing of up to $60M (with $10M of such amount upfront) offering of common stock and milestone-based and three-year warrants completed on April 15, 2026 supporting operations into Q1 2027

Investor Update call today, April 15, 2026 at 4:30 PM ET

NEWTOWN, PA, April 15, 2026 (GLOBE NEWSWIRE) – Traws Pharma, Inc. (NASDAQ: TRAW) (“Traws Pharma”, “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing novel therapies to target critical threats to human health from respiratory viral diseases, today reported financial results for the year ended December 31, 2025 and provided recent business highlights including updates for the Company’s lead investigational program: tivoxavir marboxil (TXM) in development for influenza prophylaxis and treatment, and completion of a private investment in public equity (PIPE) financing providing up to $60 million in gross proceeds, including $10 million in gross proceeds at closing. The financing, plus current cash and cash equivalents, is expected to provide sufficient resources to support Company operations into Q1 2027, including completion of the planned Phase 2a single-dose human Challenge Trial for TXM as a once-monthly oral prophylactic agent for influenza prevention (“Challenge Trial”).

“Traws has made substantial progress over the last year, towards our goal of advancing our potential best-in-class influenza program as a prophylactic agent. The bridging study for the new compressed tablet formulation is currently underway in Australia. In parallel, the Company expects the planned Challenge Trial to proceed as scheduled in the second quarter of 2026, subject to formal approval from the United Kingdom Medicines and Healthcare products Regulatory Agency (“MHRA”). Additionally, we are actively engaging with the U.S. Food and Drug Administration to resolve the clinical hold and support advancement of the TXM program in the U.S.,” commented Iain Dukes, MA, DPhil, Chief Executive Officer of Traws Pharma. “The capital from the recent private financing, supported by a group of new and existing investors, positions Traws to complete the Challenge Trial, while preserving access to substantial additional capital as key milestones are achieved.”

Conference Call and Webcast Information

•	Date: Wednesday, April 15, 2026, at 4:30 PM ET

•	Participant Dial-in (U.S.): 1-877-407-0789

•	Participant Dial-in (International): 1-201-689-8562

•	Webcast Access: Click Here

A replay of the webcast will be available on the Investors section of the Traws website at https://www.trawspharma.com/corporate-events-presentations.

Recent Highlights and Anticipated Milestones:

$60 Million Private Financing

On April 15, 2026, TRAW announced an up to $60 million PIPE financing including initial funding of $10 million in gross proceeds at closing, with up to approximately $50 million of additional potential gross proceeds from milestone-based and three-year warrants. The financing consists of the sale of 5,982,919 shares of common stock (or pre-funded warrants in lieu thereof) at a purchase price of $1.6730 per share, with the warrant exercise price equal to the deal price, as follows:

•	Series A milestone-based warrant with an aggregate exercise price of $10.0 million that becomes exercisable upon receipt of approval from MHRA to conduct the challenge trial.

•	Series B milestone-based warrant with an aggregate exercise price of $10.0 million that becomes exercisable following both shareholder approval and the announcement of data from the challenge trial.

•	Series C common warrants with a three-year term to purchase shares of our common stock and providing potential additional gross proceeds of $30.0 million if fully exercised following shareholder approval.

The upfront gross proceeds and milestone-based warrants, along with the current cash and cash equivalents, are estimated to provide sufficient resources to fund company operations into Q1 2027 including completion of a human challenge trial for TXM as a once-monthly prophylactic agent for influenza prevention. The terms of the financing are described in more detail in the Company’s current report on Form 8-K filed in connection with the financing on April 15, 2026.

Investigational Programs:

Tivoxavir Marboxil (TXM, influenza):

Intended Indication and Market Potential: Potential as a best-in-class once-monthly prophylactic or treatment for seasonal flu and pandemic/bird flu, estimated to be a multi-billion dollar opportunity, including potential for stockpiling and pandemic preparedness initiatives.1,2

Recent Developments: New Formulation Supports Planned Prophylactic Treatment Study

Recently completed preclinical studies show that the new TXM compressed tablet formulation provides longer exposure and extended coverage against influenza. This new formulation, coupled with broad preclinical activity previously demonstrated against a wide range of influenza strains, including all influenza A and B strains, supports TXM’s potential use as a once-monthly prophylactic treatment for seasonal flu.

Traws also continues to advance the program for TXM as a single-dose oral therapy for seasonal flu or H5N1 bird flu, including efforts to secure formal consideration by the Biomedical Advanced Research and Development Authority (BARDA) for inclusion in the U.S. stockpile, with a focus on resolving the clinical hold by the U.S. FDA.

Next Steps:

•	Completion of Phase 1 Bridging Study – The ongoing Phase 1 bridging study, being conducted under an open IND in Australia, is intended to recapitulate the preclinical data and confirm that the new compressed tablet formulation can provide 28-days of coverage, enabling TXM’s use as a once-monthly prophylactic treatment.

•	MHRA Approval and Initiation of Challenge trial – TRAW will conduct a single-dose influenza virus challenge trial of TXM at hVIVO, in the UK, following completion of the Phase 1 Bridging study and receipt of MHRA approval. hVIVO is global leader in the conduct of human challenge studies for infectious diseases and respiratory viruses.

•	Efforts Ongoing to Resolve the Clinical Hold – FDA informed the Company that its U.S. IND for TXM has been placed on clinical hold due to concerns with the toxicology data package. The Company plans to engage with the FDA to address the clinical hold and is working to develop and submit a comprehensive response, with the goal of resolving the hold and advancing the program in the U.S. during 2026.

Ratutrelvir (COVID):

Intended Indication and Market Potential: Potential as a once-daily, ritonavir-independent oral Main protease (Mpro) inhibitor for the treatment of acute COVID infection in a broad range of patients, including those who are PAXLOVID®-ineligible, with potential to reduce the risk of COVID rebound and Long COVID, estimated to be a multi-billion dollar opportunity.3

Recent Developments: Positive Phase 2a Results

Traws is completing final analysis of the 90-patient Phase 2a study. Topline data demonstrated safety and proof-of-concept efficacy for ratutrelvir in PAXLOVID®-eligible and PAXLOVID®-ineligible patients. Patients ineligible to receive PAXLOVID® are frequently at elevated risk for severe disease and require suitable, safe and effective treatment options. Ratutrelvir has the potential to address this gap in care and may be a valuable therapeutic option.

The Phase 2a study was designed as an active-controlled comparator trial versus PAXLOVID® (nirmatrelvir/ritonavir), evaluating patient-reported symptom outcomes, safety, and real-world usability. A separate treatment arm was comprised of patients ineligible for ritonavir-boosted regimens due to contraindications or clinically significant drug–drug interactions. Topline data showed:

•	Efficacy: Ratutrelvir demonstrated equivalent time to sustained treatment resolution with no viral rebounds in PAXLOVID® eligible subjects. The study also showed that treatment with ratutrelvir produced faster symptom resolution in PAXLOVID®-ineligible patients (HR, 1.31; 95% CI, 0.78-2.20, p=0.018).

•	Safety: Ratutrelvir demonstrated favorable overall safety, with fewer treatment related adverse events compared to PAXLOVID®.

Next Steps:

•	Phase 2 Data Support Further Development of Ratutrelvir – Traws plans to use the resulting data from the final analysis of the Phase 2a study to inform next steps for its clinical and regulatory strategy.

Corporate Updates:

•	John Leaman, MD, named Independent Board Director on October 6, 2025, bringing significant expertise in finance, M&A and corporate strategy.

•	Appointment of Iain Dukes, MA, D Phil, as CEO, and Charles Parker, as CFO, confirmed by the Board on October 6, 2025.

Financial Results:

Cash and cash equivalents: As of December 31, 2025, the Company had cash and cash equivalents of approximately $3.8 million, compared to approximately $21.3 million as of December 31, 2024, excluding gross proceeds of up to approximately $60 million for a PIPE financing and milestone-based and three-year warrants which the Company completed on April 15, 2026, with funding thereunder expected April 16, 2026. Based on current plans, the Company believes that its current cash balance, including net proceeds from the offering and milestone-based warrants, is sufficient to support planned expenses, including completion of the Challenge Study, into Q1 2027.

Revenue for the year ended December 31, 2025, was $2.8 million, compared to $0.2 million for the comparable period in 2024. The increase in 2025 revenue was due to the recognition of deferred revenue as a result of the termination of the Symbio license agreement.

Acquired in-process research and development expense for the year ended December 31, 2025 was zero compared to $117.5 million for the comparable period in 2024, recognized related to virology programs acquired in connection with the acquisition of Trawsfynydd through a merger.

Research and development (R&D) expense for the year ended December 31, 2025, totaled $12.1 million, compared to $12.8 million for the comparable period in 2024. This decrease of $0.7 million primarily relates to a decrease in expenses related to the oncology programs, partially offset by an increase in expenses related to the virology programs.

General and administrative (G&A) expense for the year ended December 31, 2025, totaled $8.5 million, compared to $12.3 million for the comparable period in 2024. This decrease of $3.8 million was primarily attributable to a decrease in professional and consulting fees.

Net Income (loss): The net income for the year ended December 31, 2025 was $9.2 million, or net income of $0.83 per basic common and $0.82 per diluted common share. This compares to net loss of $166.5 million, or a net loss of $35.21 per basic and diluted common share, for the year ended December 31, 2024.

Shares Outstanding: Traws had 10,157,257 shares of common stock outstanding as of April 14, 2026.

About Tivoxavir Marboxil

Tivoxavir marboxil (TXM) is an investigational oral, small molecule CAP-dependent endonuclease inhibitor designed to be administered as a single-dose agent for prophylactic use or treatment of seasonal influenza and pandemic/bird flu. It has shown potent in vitro activity against a range of influenza strains in preclinical studies, including a human isolate of the highly pathogenic avian flu H5N1 (bird flu). Consistent, positive preclinical data from three animal species indicate that a single dose of TXM demonstrated a therapeutic effect against H5N1 bird flu. Seasonal influenza represents an estimated multi-billion dollar antiviral market opportunity, largely driven by global health organizations, practice guidelines and government tenders and inclusion in drug stock piling initiatives1,2, with upside potential from potential pandemic flu outbreaks including H5N1 bird flu.

About Ratutrelvir

Ratutrelvir is an investigational oral, small molecule Mpro (3CL protease) inhibitor designed to be a broadly acting treatment for SARS-CoV-2/COVID-19 that is used without ritonavir. It has demonstrated in vitro activity against a range of virus strains. Preclinical and Phase 1 studies show that ratutrelvir does not require co-administration with a metabolic inhibitor, such as ritonavir, which could avoid ritonavir-associated drug-drug interactions4, and potentially enable wider patient use. Phase 1 data also show that ratutrelvir’s pharmacokinetic (PK) profile demonstrated maintenance of target blood plasma levels approximately 13 times above the EC50 using the target Phase 2 dosing regimen of 600 mg/day for ten days, which may also reduce the likelihood of clinical rebound and, consequently, reduce the risk for Long COVID5. Industry data indicate that COVID treatment represents a potential multi-billion dollar market opportunity3.

Source information

1.	Per link

2.	Traws data on file

3.	Pfizer Inc. annual report on Form 10-K for the fiscal year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission on February 3, 2026

4.	https://ascpt.onlinelibrary.wiley.com/doi/pdf/10.1002/cpt.2646

5.	Carly Herbert et al. (2025) Clinical Infectious Diseases. https://pubmed.ncbi.nlm.nih.gov/39692474/

Third-party products mentioned herein are the trademarks of their respective owners.

About Traws Pharma, Inc.

Traws Pharma is a clinical stage biopharmaceutical company dedicated to developing novel therapies to target critical threats to human health in respiratory viral diseases. Traws integrates antiviral drug development, medical intelligence and regulatory strategy to meet real world challenges in the treatment of viral diseases. We are advancing novel investigational oral small molecule antiviral agents that have potent activity against difficult to treat or resistant virus strains that threaten human health: seasonal influenza and H5N1 bird flu, and COVID-19/Long COVID. Tivoxavir marboxil is in development as a once-monthly oral prophylactic agent for influenza prevention, with additional potential as a single-dose therapy for seasonal flu or H5N1 bird flu, targeting the influenza cap-dependent endonuclease (CEN). Ratutrelvir is in development as a ritonavir-independent COVID treatment, targeting the Main protease (Mpro or 3CL protease).

Traws is actively seeking development and commercialization partners for its legacy clinical oncology programs, rigosertib and narazaciclib. More details can be found on Traws’ website at https://www.ir.trawspharma.com/partnering.

For more information, please visit www.trawspharma.com and follow us on LinkedIn.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, market size, benefits, effectiveness, safety, and the clinical and regulatory plans for tivoxavir marboxil and ratutrelvir, as well as plans for its legacy programs. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the outcome of Traws’ IND filing with the FDA for tivoxavir marboxil, including the current FDA clinical hold; the success and timing of Traws’ clinical trials; the potential efficacy of ratutrelvir for the treatment of COVID-19, including the potential to reduce the risk of COVID rebound and Long COVID; the potential for ratutrelvir to gain market acceptance, if and when regulatory approval is obtained, or to become the new standard of care; Traws’ interactions with the FDA, BARDA and similar foreign regulators; collaborations; market conditions; regulatory requirements and pathways for approval; the ongoing need for improved therapy to reduce the frequency of clinical rebound and the concomitant risk for Long COVID; the extent of the spread and threat of the bird flu; the Company’s cash projections; Traws’ ability to raise additional capital when needed; and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Charles Parker

Traws Pharma, Inc.

cparker@trawspharma.com

www.trawspharma.com

Investor Contact:

John Fraunces

LifeSci Advisors, LLC

917-355-2395

jfraunces@lifesciadvisors.com

Traws Pharma, Inc.

Condensed Consolidated Balance Sheets

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$3,820,000	$21,338,000
Tax incentive and other receivables	3,794,000	1,765,000
Prepaid expenses and other assets	365,000	1,848,000
Total current assets	7,979,000	24,951,000
Property and equipment, net	7,000	10,000
Intangible assets, net	2,527,000	—
Other assets	104,000	1,000
Total assets	$10,617,000	$24,962,000
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$5,653,000	$8,186,000
Accrued expenses and other liabilities	5,493,000	3,121,000
Deferred revenue	—	226,000
Total current liabilities	11,146,000	11,533,000
Deferred revenue, non-current	—	2,565,000
Warrant liabilities	100,000	42,494,000
Total liabilities	11,246,000	56,592,000

Commitments and contingencies (Note 6)

Stockholders’ deficit:
Series C Preferred stock, $0.01 par value, 5,000,000 shares authorized, 7,440 shares issued and 6,737 shares outstanding at December 31, 2025 and 7,440 shares issued and 7,398 outstanding at December 31, 2024	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized, 9,067,774 and 3,650,731 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	90,000	36,000
Additional paid in capital	639,259,000	617,530,000
Accumulated deficit	(639,984,000)	(649,154,000)
Accumulated other comprehensive income (loss)	6,000	(42,000)
Total stockholders’ deficit	(629,000)	(31,630,000)
Total liabilities and stockholders’ deficit	$10,617,000	$24,962,000

Traws Pharma, Inc.

Condensed Consolidated Statements of Operations

	Years ended December 31,
	2025	2024
Revenue	$2,790,000	$226,000
Operating expenses:
Acquired in-process research and development	—	117,464,000
Research and development	12,143,000	12,847,000
General and administrative	8,522,000	12,289,000
Total operating expenses	20,665,000	142,600,000
Loss from operations	(17,875,000)	(142,374,000)
Change in fair value of warrant liability	26,567,000	—
Series A warrant and pre-funded warrant expense	—	(24,438,000)
Other income, net	478,000	289,000
Net income (loss)	$9,170,000	$(166,523,000)
Net income (loss) attributable to common stockholders, basic and diluted	$6,865,000	$(54,674,000)
Weighted-average shares of common stock outstanding, basic	8,228,169	1,552,685
Net income (loss) per share of common stock, basic	$0.83	$(35.21)
Weighted-average shares of common stock outstanding, diluted	8,376,380	1,552,685
Net income (loss) per share of common stock, diluted	$0.82	$(35.21)
Net income (loss) attributable to Series C Preferred stockholders, basic and diluted	$2,305,000	$(111,849,000)
Weighted-average shares of Series C Preferred outstanding, basic and diluted	6,906	7,941
Net income (loss) per share of Series C Preferred, basic and diluted	$333.77	$(14,085.00)